Exhibit 99.1

For Immediate Release

The Coast Distribution System, Inc. Reports Improved Third Quarter 2013 Results

MORGAN HILL, Calif., November 14, 2013– The Coast Distribution System, Inc. (NYSE MKT: CRV), one of North America’s largest aftermarket suppliers of replacement parts, accessories and supplies for the recreational vehicle (RV) and outdoor recreation industries, today reported financial results for the third quarter and nine months ended September 30, 2013.

Three Months Ended September 30, 2013

Overview. Coast reported solid improvement in its financial results for the third quarter of 2013, as it increased its operating income by $480,000, or 86%, to $1.0 million and its net earnings by $180,000, or 59%, to $487,000, which resulted in reported earnings per diluted share of $0.10. By comparison, operating income was $560,000 and net earnings were $307,000, or $0.07 per diluted share, in the third quarter of 2012. The increases in operating income and net earnings in this year’s third quarter were due primarily to an increase in gross profit and, to a lesser extent, to a decrease in selling, general and administrative (SG&A) expenses

Net Sales. Net sales for the year’s third quarter fell by 4.0%, to $33.1 million, from $34.5 million in the third quarter of 2012, due primarily to (i) colder than usual weather conditions through the Northeast, Southeast and Mid-West of the United States and Canada, which resulted in significantly lower sales of air conditioners and a reported decrease in the use of RVs, and (ii) initial large stocking orders in the third quarter of 2012 from specialty retailers commencing sales of Coast’s proprietary products, which exceeded the initial stocking orders from specialty retailers that commenced sales of such products in the third quarter of 2013.

Gross Profits. In the third quarter of 2013, gross profits increased by $411,000 to $6.1 million, resulting in an increase in gross margin to 18.4%, from 16.5% in the same quarter of 2012. This increase was due primarily to a change in the mix of products sold, which included a higher percentage of proprietary products that resulted in higher gross margin realization, as well as the implementation of selected price increases earlier in 2013.

SG&A expenses. SG&A expenses decreased by $69,000, or 1.3%, to $5.1 million in this year’s third quarter compared to the same quarter of 2012, when SG&A expenses also totaled approximately $5.1 million.

Nine Months Ended September 30, 2013

For the first nine months of 2013, Coast reported net earnings of $645,000, or $0.14 per diluted share, compared to a net loss of $534,000, or $0.12 per diluted share, for the first nine months of 2012. That increase was due to a $1.3 million increase in net sales to $94.1 million from $92.8 million, and also a $2.7 million, or 18.6%, increase in gross profits to $17.4 million, which resulted in an increase in gross margin in the first nine months of 2013 to 18.5%, from 15.8% for the same nine months of 2012. The increase in gross profits resulted primarily from a change in the mix of products sold, which included a higher percentage of proprietary products on which we realize higher gross margin, as well as the implementation of selected price increases in the first quarter of 2013. As a result of these factors, Coast reported operating income of $1.9 million in the first nine months of 2013, compared to an operating loss of $198,000 for the first nine months of 2012.

On the balance sheet, inventory decreased $2.6 million, to $28.1 million, at September 30, 2013, compared to $30.7 million at September 30, 2012. Long-term debt decreased to $8.8 million, from $11.7 million a year ago.

“We are pleased with our solid balance sheet performance during the third quarter, as well as the positive impact of our strategy to increase sales of our propriety products,” said Coast’s Chief Executive Officer Jim Musbach. “As a result of these efforts, we saw improved gross margin in this year’s third quarter, despite a decrease in net sales. Our slightly lower net sales reflected the effect of poor weather conditions this summer, which dampened RV usage and resulted in a decrease in our sales of air conditioners as compared to the third quarter of last year.

The Coast Distribution System

November 14, 2013

About The Coast Distribution System

The Coast Distribution System, Inc. (www.coastdistribution.com) is one of North America’s largest wholesale aftermarket suppliers of replacement parts, supplies and accessories for the recreational vehicle (RV) and outdoor recreation markets. Coast supplies more than 10,000 products through 17 distribution centers located in the United States and Canada. Most of Coast’s customers consist of independently owned RV dealers, supply stores and service centers. Coast is a publicly traded company, and its shares are listed on the NYSE MKT under the ticker symbol CRV.

Forward-Looking Information

Statements in this news release regarding our expectations and beliefs about our future financial performance and financial condition, as well as trends in our business and markets, are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements often include words such as “believe,“expect,” “anticipate,”“intend,”“plan,”“estimate” and “project,” or words of similar meaning, or future or conditional verbs such as “will,”“would,” “should,“could” or “may.” The forward-looking statements in this news release are based on current information and, because our business is subject to a number of risks and uncertainties, our actual operating results and financial condition in the future may differ, possibly significantly, from the future financial performance and financial condition expected at the current time as set forth in those forward looking statements. Those risks and uncertainties include the possible occurrence of declines in discretionary income and loss of confidence among consumers regarding economic conditions, a tightening in the availability of and increases in the cost of consumer credit, increases in the costs of and shortages in the supply of gasoline, and unusually severe or extended winter weather conditions, all of which can adversely affect the willingness and ability of consumers to purchase and use RVs and, therefore, their need for the products we sell and, therefore, could intensify price competition in our markets which could harm our sales and our gross margin. Moreover, the recent economic recession and credit crisis may have longer term consequences for our business and future financial performance, because they (i) have caused the closure or bankruptcies of a large number of RV dealers which could significantly reduce the number of aftermarket customers who purchase products from us in the future; and (ii) may lead to changes in consumer spending and borrowing habits that could extend well beyond the economic recovery and, therefore, could result in longer term declines in purchases and the usage of RVs by consumers and, consequently, also in their purchases of the products we sell. Additional risks include, but are not limited to, our dependence on bank borrowings to fund a substantial amount of our working capital requirements, which can make us more vulnerable to downturns in economic conditions and which heightens liquidity risks for our business; further increases in price competition within our markets that could further reduce our margins and, therefore, our earnings; and our practice of obtaining a number of our products from single-manufacturing sources, which could lead to shortages in the supply of products to us in the event any of our single source suppliers were to encounter production or other problems or terminate their product supply arrangements with us.

These risks and uncertainties, as well as other risks to which our business is subject, are more fully described in Item 1A, entitled “Risk Factors,” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, which was filed with the Securities and Exchange Commission on March 29, 2013, and readers of this news release are urged to review the discussion of those risks and uncertainties in that Report.

Due to these and other possible uncertainties and risks to which our business is subject, readers are cautioned not to place undue reliance on the forward-looking statements contained in this news release, which speak only as of today’s date, or to make predictions based solely on historical financial performance. We also disclaim any obligation to update forward-looking statements contained in this news release or in the above-referenced 2012 Annual Report, whether as a result of new information, future events or otherwise, except as may be required by law or the rules of the NYSE MKT.

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Contacts:

Sandra Knell, CFO 408-782-6686 / sknell@coastdist.com or Renee Ketels, Senior Associate Lambert, Edwards & Associates 313-309-9500/rketels@lambert-edwards.com

THE COAST DISTRIBUTION SYSTEM, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED INTERIM STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Net sales	$33,101	$34,484	$94,063	$92,847
Cost of sales, including distribution costs	27,002	28,796	76,624	78,141

Gross profit	6,099	5,688	17,439	14,706
Selling, general and administrative expenses	5,059	5,128	15,572	14,904

Operating income (loss)	1,040	560	1,867	(198)
Other (income) expense
Interest	119	127	477	415
Other	13	35	24	46

	132	162	501	461

Earnings(loss) before income taxes	908	398	1,366	(659)
Income tax provision (benefit)	421	91	721	(125)

Net earnings (loss)	$487	$307	$645	$(534)

Basic earnings(loss) per share	$0.10	$0.07	$0.14	$(0.12)

Diluted earnings(loss) per share	$0.10	$0.07	$0.14	$(0.12)

CONDENSED CONSOLIDATED BALANCE SHEET

(Dollars in thousands)

(Unaudited)

	September 30, 2013	September 30, 2012
ASSETS
Cash	$4,236	$4,963
Accounts receivable, net	8,323	8,980
Inventories, net	28,077	30,669
Other current assets	2,182	2,395

Total Current Assets	42,818	47,007
Property, Plant & Equipment, net	1,236	1,228
Other Assets	2,447	2,713

Total Assets	$46,501	$50,948

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$4,322	$5,207
Accrued liabilities	3,879	3,545

Total Current Liabilities	8,201	8,752
Long-Term Debt	8,757	11,733
Total Stockholders’ Equity	29,543	30,463

Total Liabilities and Stockholder’s Equity	$46,501	$50,948